Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-1 Post-Effective Amendment No. 1) and related Prospectus of Lifecore Biomedical, Inc. for the registration of shares of common stock and to the incorporation by reference therein of our report dated March 19, 2024, with respect to the consolidated financial statements of Lifecore Biomedical, Inc., included in its Annual Report (Form 10-K) for the year ended May 26, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
October 10, 2024